Exhibit 99.1

TTM TECHNOLOGIES, INC. UPDATES FOURTH QUARTER 2012 GUIDANCE

COSTA MESA, CA – January 15, 2013 – TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board manufacturer, today announced it expects to report both revenue and earnings per share at or somewhat above the high end of its previous guidance for the fourth quarter of 2012. The company provided fourth quarter guidance of revenue from $360 million to $380 million, GAAP earnings attributable to stockholders of $0.07 to $0.14 per diluted share and non-GAAP earnings attributable to stockholders of $0.14 to $0.21 per diluted share.

TTM Technologies will announce its fourth quarter and fiscal year 2012 results after the market closes on February 5, 2013.

Fourth Quarter and Fiscal Year 2012 Conference Call Information

The company will host a conference call and webcast to discuss the fourth quarter and fiscal year 2012 results as well as the first quarter 2013 outlook on Tuesday, February 5, 2013, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Telephone access is available by dialing domestic 1-888-549-7880 or international 1-480-629-9770. The conference call also will be webcast on TTM Technologies’ website at www.ttmtech.com.

About Our Non-GAAP Financial Measures

This release includes information about the Company’s non-GAAP net income attributable to stockholders and non-GAAP earnings per share attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures — which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt, asset impairments, restructuring and other charges as well as the associated tax impact of these charges — provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, contemplated significant capital expenditures and related financing requirements, the Company’s ability to integrate and manage its Asia Pacific operations, the company’s dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results and other “Risk Factors” set forth in the company’s most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.